Exhibit 99.2
MAGELLAN ANNOUNCES HEADS OF
AGREEMENT AND EXCLUSIVITY AGREEMENT
PORTLAND, Maine, July 13, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) announced that its wholly owned subsidiary, Magellan Petroleum Australia Limited (“MPAL”), has signed a Heads of Agreement and Exclusivity Agreement with a major methanol producer to study the feasibility of building and operating a methanol plant in the Darwin area, Northern Territory, Australia.
Under the Agreements, MPAL will undertake to identify natural gas reserves suitable to supply the proposed plant. Magellan would also have exclusive rights to supply natural gas to the plant from a broad exclusivity area that the Parties have established to encompass both onshore and offshore areas in the Northern Territory and Western Australia. Although there is no assurance that the parties will reach a final accord, the Agreements establish timelines to allow good faith completion of preliminary feasibility studies by both Parties and a definitive Gas Supply Agreement.
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For further information, please contact:
William H. Hastings, President and Chief Executive Officer — Magellan at +1 (207) 776-5616
Daniel J. Samela, Chief Financial Officer — Magellan at +1 (860) 293-2006
About Magellan
Magellan’s common stock is quoted on the NASDAQ Capital Market (symbol: MPET) and on the Australian Stock Exchange in the form of CDI’s (symbol: MGN). The Company is engaged in the sale of energy arising from exploration and development of oil and gas reserves. Currently, MPAL’s oil and gas production assets are located in the Amadeus Basin of the Northern Territory in Australia, where MPAL operates the Palm Valley gas field and maintains an interest in the Mereenie oil & gas field as well as the unconnected Dingo gas field. Other reserves and prospects are located elsewhere in Australia and in the United Kingdom.

Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, both MPET and MPAL have existing or may acquire new exploration permits and face the risk that any wells drilled on those existing or new permits may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.